Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into and effective as of July 15, 2021 (the “Effective Date”), by and between M. McDonald Armstrong (the “Executive”) and Palomar Holdings, Inc. (the “Company”). Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms of this Agreement, and Executive desires to continue to provide personal services to the Company in return for certain compensation under this Agreement; and

WHEREAS, the Parties desire and intend that this Agreement supersede any and all prior employment agreement and understandings between Executive and the Company or any of its or their subsidiaries or affiliates (which collectively or singularly, as the context requires, is referred to as the “Company Group”), or any predecessor to the Company Group and to provide for the employment of Executive upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1.             Employment by the Company.

1.1           Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such continued employment. This is a full-time, exempt position. During the term of this Agreement and for as long as Executive serves in the position of Chief Executive Officer, the Company also agrees that it shall nominate Executive to serve as a member of the Company’s Board of Directors (the “Board”). Upon termination of Executive’s employment for any reason, Executive shall concurrently resign his Board seat and title as Chairman of the Board. Executive shall recuse himself from all Board matters directly relating to Executive, but does not apply to matters that relate to the Company’s policies or practices generally even if such policies or practices impact Executive’s employment, unless a conflict of interest exists.

1.2           Duties.

(a)            Executive will report to the Board. Executive shall faithfully perform all duties related to the position or positions held by Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws or operating agreement, as applicable, of the Company Group related to the position or positions held by Executive and all additional duties and authority as are reasonably assigned to Executive, from time to time, by the Board or its designee.

(b)            Executive agrees that, while employed by the Company, Executive will devote substantially all of Executive’s full business time and Executive’s best efforts and business judgment to the advancement of the business interests of the Company Group and to the discharge of Executive’s duties and responsibilities for them. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would create a conflict of interest with the Company, except that (i) Executive may serve on non-for-profit boards, as an advisor to, and as a member of the boards of directors of non-competitive private or public companies, (ii) volunteer service in various civic and charitable activities, and (iii) such other activities as may be specifically approved in writing by the Board (which approval shall not unreasonably be withheld), so long as such activities do not, individually or in the aggregate, interfere with the faithful performance of Executive’s duties and obligations hereunder.

(c)            Executive shall perform Executive’s duties under this Agreement principally out of the Company’s office in La Jolla, CA. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable as part of Executive’s performance of Executive’s duties for the Company Group.

1.3           Company Policies. Executive shall comply with all policies, standards, rules, and regulations that are provided to Executive in writing, including any code of conduct, code of ethics or compliance manual, of the Company Group (a “Company Policy” or collectively, the “Company Policies”) and all applicable government laws, rules, and regulations that are now or hereafter in effect. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company Policies, this Agreement shall control.

2.             Compensation; Benefits.

2.1           Salary. The Company will pay Executive a base salary of $850,000 on an annualized basis, subject to review and adjustment by the Company, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2           Bonuses. During the period Executive is employed with the Company (including calendar year 2021), Executive shall be eligible to earn for Executive’s services to be rendered under this Agreement an annual cash bonus, targeted at 100% of Base Salary (“Target Bonus Amount”) with a maximum bonus payment of 250% of Base Salary. The Target Bonus Amount will be established by the Board or by the Compensation Committee of the Board (the “Compensation Committee”). Whether or not Executive earns any bonus will be dependent upon (a) Executive ’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Compensation Committee in advance of, or within the first quarter of, each bonus year. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31, unless otherwise modified by the Compensation Committee (such period, the “Performance Period”). The Compensation Committee will determine in good faith the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus. Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if earned, will be paid to Executive subject to standard federal and state payroll withholding requirements within the time period set forth in the incentive compensation plan, or if no such time period was established, in the year following the applicable Performance Period, at the same time and under the same terms and conditions as other employees of the Company, which will generally occur within thirty (30) days after the Company’s receipt of its audited financial statements for the applicable Performance Period.

2.3           Equity.

(a)            Executive currently holds certain Options, Performance Stock Units, and Restricted Stock Awards (as defined in the Plan) pursuant and subject to the Palomar Holdings, Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Plan”) and the related Award Agreements (as defined in the Plan). Such Options, Performance Stock Units, and Restricted Stock Awards shall be collectively referred to herein as the “Existing Awards.” Notwithstanding anything to the contrary in any document, the Existing Awards (excluding Performance Stock Units in each case) shall become fully vested and exercisable (as applicable) immediately prior to the closing date of a Change in Control (as defined in the Plan) to the extent that such Existing Awards are neither assumed or continued by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”) in connection with such Change in Control.

(b)            As soon as reasonably practicable following execution of this Agreement, Executive shall be granted the units pursuant and subject to the Plan and the Award Agreements substantially in the forms attached hereto as Exhibit A. Executive agrees to sign the Award Agreements to accept the terms and conditions applicable to such units.

2.4           Long Term Incentives. During the period Executive is employed with the Company (including calendar year 2021), Executive shall be eligible to receive equity awards under the Plan. Executive shall be eligible to receive an annual long-term incentive compensation award (“LTI Award”) with a target value on the applicable grant date of 150% of Base Salary, as calculated based on the grant date fair value of such equity awards as used by the Company for financial reporting purposes. The applicable form of LTI Award (whether options, restricted stock units, performance stock units, or any other form of equity award permitted by the Plan) and other terms of such LTI Award will be determined by the Board in its sole discretion. Any granted LTI Award shall (i) be granted under and subject to the terms of the Plan and its applicable form of award agreement as approved by the Board, and (ii) be subject to vesting as such other terms for such LTI Award as determined by the Board in its discretion.

2.5           Benefits.

(c)            Executive will be eligible to participate on the same basis as other similarly situated employees of the Company in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Executive under this Agreement (e.g., a severance pay plan). All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company Group reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

(d)            During the term of Executive’s employment, the Company agrees that it shall provide Executive with Directors & Officers liability insurance coverage to the same extent that it provides such insurance coverage to the Board and officers. In addition, the Parties have previously entered into an Indemnification Agreement dated March 14, 2019 (the “Indemnification Agreement”), which will remain in full force and effect.

2.6           Expense Reimbursement. The Company shall reimburse Executive for all other customary and appropriate business-related expenses actually incurred and documented in accordance with the Company Group’s policies as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.             Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations. As a condition of employment, Executive agrees to execute and abide by an
Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which may be amended by the Parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

4.             Restrictive Covenants.

4.1           No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not, and will not, breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

4.2           Non-Solicitation of Customers. Executive acknowledges that non-public information relating to Company Group’s customers and prospects (including their needs or desires with respect to the types of products or services offered by Company Group, proposals, bids, contracts and their contents, the type and quantity of products and services provided or sought to be provided) is confidential and constitutes Proprietary Information (as defined in the Proprietary Information Agreement). Accordingly, to protect such Proprietary Information and Company Group’s customer goodwill, Executive agrees that, during Executive’s employment with the Company and for a period ending twenty-four (24) months after the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive will not, either directly or indirectly, separately or in association with others: (a) use Proprietary Information to induce any Partner, Customer or Potential Customer to terminate, materially diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group; (b) tortiously interfere with the Company Group’s relationship with any Partner, Customer or Potential Customer; or (c) use Proprietary Information to sell, offer, or provide any products or services to a Customer or Potential Customer that competes with any products or services offered by a Company Group entity. For purposes of this Agreement, “Customer or Potential Customer” is any person or entity who or which, at any time during the twelve (12) month period prior to the date Executive’s employment with the Company ends: (i) contracted for, was billed for, or received from a Company Group entity any of its products or services; or (ii) was solicited by a Company Group entity for the purpose of offering its products or services in an effort in which Executive was materially involved. The term “Partner” means any carrier, broker, agent, or other individual, corporation, or business entity that materially assists the Company Group in selling or offering its products or services or has entered a material formal business relationship with the Company Group for the purpose of advancing the Company Group’s business interests.

4.3           Non-Solicitation of Employees or Consultants. Executive agrees that, during the Restricted Period, Executive will not, either directly or indirectly, separately or in association with others, solicit for employment or as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with a Company Group entity, any person employed or engaged by a Company Group entity and any former employee, consultant or contractor of a Company Group entity employed or engaged by such entity in the preceding twelve (12) months (each a “Covered Person” and collectively, “Covered Persons”); provided, however, that general advertisements for employment which are not specifically targeted at any Covered Person will not alone constitute a violation of this Section 4.3.

4.4           Mutual Non-Disparagement. Executive agrees not to disparage, criticize, or make any written or verbal statements that are negative, detrimental, or injurious to the Company Group, or their business, their management or their products, services or other offerings, and the Company agrees that its officers and directors shall not disparage, criticize, or make any written or verbal statements that are intentionally negative, detrimental, or injurious to Executive. Notwithstanding the foregoing, each party may make statements: (a) as required by applicable law, (b) in connection with reports of possible violations of anti-discrimination laws, labor relations laws, occupational health and safety laws, wage and hour laws, or securities laws to the appropriate government enforcing agency and such other disclosures that are expressly protected under such laws, or (c) in responding truthfully to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation or proceeding.

4.5           Construction. Executive agrees that the restrictions contained in Section 4 of this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. In the event that a court finds any of the restrictions in Section 4 of this Agreement to be ambiguous, unenforceable, or invalid, Executive and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

4.6           Injunctive Relief. Executive agrees that, were Executive to breach any of the covenants contained in Section 4, the damage to the Company Group could be irreparable. Executive, therefore, agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those covenants. So that the Company Group may enjoy the full benefit of the covenants contained in Section 4, Executive further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by Executive of any of the covenants contained in Sections 4.2 or 4.3. The Parties further agree that each entity within the Company Group shall have the right to enforce all of Executive’s obligations to that entity under this Agreement, including without limitation pursuant to this Section 4.

5.             Term. The initial term of this Agreement shall commence on the Effective Date and continue until December 31, 2025 (the “Initial Term”), unless terminated prior thereto by either Party as provided in this Section 6. This Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration of the Initial Term and each one-year period thereafter (each such one-year period, if any, the “Renewal Term”). If either Party does not wish to renew this Agreement when it expires at the end of the Initial Term or any Renewal Term, or if either Party wishes to renew this Agreement on different terms than those contained herein, such Party shall give written notice of such intent to the other Party at least sixty (60) days prior to the expiration date. Reference herein to the “Term” of this Agreement shall refer both to the Initial Term and any Renewal Term as the context requires. The Parties agree that the designation of a Term herein does not confer any rights with respect to continuation of employment by the Company for the duration of the Term or any other specified period, nor interfere with the right of the Parties to terminate this Agreement at any time as set forth in this Section 6 below. The provisions of Section 6 govern the amount of compensation to be provided to Executive if his employment is terminated prior to the expiration of the Initial Term or any Renewal Term.

6.             Effect of Termination. The effective date on which Executive’s employment with the Company ends for any reason shall be referred to as the “Termination Date.” In the event Executive’s employment ends for any reason, Executive shall be entitled to the Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any equity compensation plan, qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. Executive’s rights to any additional compensation following a termination shall be only as set forth below.

6.1           Termination by the Company for Cause.

(a)            The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 8.1 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean Executive has engaged in any of the following: (i) Executive’s refusal or failure to perform (other than by reason of Disability), or Executive’s material negligence in the performance of Executive’s duties and responsibilities to the Company Group, or Executive’s refusal or failure to follow or carry out any reasonable direction of the Board, which refusal, failure or negligence, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach, (ii) Executive’s material breach of any policy of the Company Group or any provision of any agreement to which Executive and a member of the Company Group are party, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach of any of the terms of the Proprietary Information Agreement and Sections 4.2 or 4.3 of this Agreement shall be deemed not susceptible of cure), (iii) commission by Executive of an act of fraud, embezzlement or theft against the Company; (iv) indictment or formal charge of, conviction, or plea of nolo contendere by Executive of any felony or any other crime involving dishonesty or moral turpitude (but excluding all driving offenses); and (v) any other conduct that involves a breach of fiduciary obligation or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company Group, which breach, if susceptible of cure, remains uncured or continues or recurs ten (10) days after written notice from the Company specifying in reasonable detail the nature of such breach; (vi) any adverse action or omission by Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company Group to sell securities under any Federal or state law or which would disqualify the Company Group from any exemption otherwise available to it; (vii) Executive being prohibited by law or any order from any regulatory body or governmental body from being an employee or director of any company, firm or entity; or (viii) Executive’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b)            In the event Executive’s employment is terminated at any time for Cause, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.2           Termination by the Company Without Cause.

(a)            The Company shall have the right to terminate Executive’s employment with the Company without Cause pursuant to this Section 6.2 at any time by giving notice as described in Section 8.1 of this Agreement. In the event the Company declines to renew the Term or Executive resigns for Good Reason pursuant to Section 6.3(b) below, such events shall constitute a termination without Cause for purposes of receiving the Severance Benefits described in this Section 6.2(b). In the event Executive declines to renew the Term or either party terminates pursuant to Section 6.4 below or the Company transfers Executive’s employment from the Company to another member of the Company Group and assigns this Agreement to such Company Group member, such events shall not constitute a termination without Cause.

(b)            If the Company terminates Executive’s employment without Cause, then Executive shall be entitled to receive the Accrued Obligations and, subject to Executive’s compliance with the material obligations in Section 6.2(c) below (provided Executive will not be considered non-compliant unless Executive has received written notice of such non-compliance and at least thirty (30) days to cure such non-compliance), Executive shall be eligible to receive, and the Company will provide to Executive (or his legal representative or beneficiaries, as applicable) the severance benefits described below (collectively, the “Severance Benefits”):

(i)            (A) a severance payment equal to 200% of the sum of Executive’s annual Base Salary and Target Bonus Amount under Sections 2.1 and 2.2 hereof for the calendar year in which the Termination Date occurs, subject to all applicable withholdings and deductions, and payable in equal installments on the Company’s regularly scheduled payroll dates over a period of twenty-four (24) months (the “Severance Period”), beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.2(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; (B) an amount equal to the unpaid (if any) that Executive would have earned pursuant to Section 2.2 with respect to any Performance Period completed prior to the Termination Date but for the employment requirement set forth in Section 2.2; and (C) payments equal to the monthly premium cost to continue health coverage pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive and Executive’s eligible dependents in the same amount as if Executive were an active employee of the Company, provided that Employee is eligible for and timely elects COBRA coverage and pays Executive’s share of the premium cost, which payments shall continue until the earliest of (x) the expiration of the Severance Period, (y) the date Executive is no longer eligible to receive continuation health coverage under COBRA, or (z) the date Executive becomes eligible for health coverage with a new employer (such payments described in Section 6.2(b)(i)(A), Section 6.2(b)(i)(B) and Section 6.2(b)(i)(C), collectively the “Severance Pay”); and

(ii)           Accelerate the vesting of the number of then-unvested shares or units subject to the Existing Awards and all of Executive’s other stock awards (excluding Performance Stock Units in each case) that would have vested during the twelve- (12-) month period following the Termination Date had Executive remained employed by the Company through such date; and

(iii)          Accelerate the vesting of the number of then-unvested units subject to the award of Performance Stock Units described in Section 2.3(b) that become Earned Units (as defined in the applicable Award Agreement attached hereto as Exhibit A) and would have vested during the twelve- (12-) month period following the Termination Date had Executive remained employed by the Company through such date.

(c)            Executive shall be entitled to the Severance Benefits pursuant to Section 6.2(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of claims in favor of the Company substantially in the form attached hereto as Exhibit B (the “Release”), by the 60th day following the Termination Date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company Group, Executive resigns such position(s) to be effective no later than the Termination Date (or such other date as requested by the Board); (iii) Executive returns all Company property with all data stored on any electronic devices intact; (iv) Executive complies with all material post-termination obligations under this Agreement; and (v) Executive complies with the material terms of the Release, including without limitation the non-disparagement and confidentiality provisions contained in the Release (in each case, Executive will not be considered non-compliant unless Executive has received written notice of such non-compliance and at least thirty (30) days to cure such non-compliance). To the extent that the Severance Pay are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the Severance Pay will not be made or begin until the later calendar year.

(d)            Any Severance Benefits provided to Executive pursuant to this Agreement are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (excluding, however, any Accrued Obligations).

(e)            Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.2(b) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3           Resignation by Executive; Resignation by Executive for Good Reason.

(a)            Executive may resign without Good Reason from Executive’s employment with the Company by providing written notice to the Company as described in Section 8.1 at least six (6) months in advance of the Termination Date. The Board may elect to waive such notice period or any portion thereof by providing payment of regular Base Salary for the period so waived. In the event Executive resigns without Good Reason from Executive’s employment with the Company, Executive will not receive the Severance Benefits or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

(b)            Executive may terminate his employment with the Company for Good Reason (as defined below) by (i) providing written notice thereof as described in Section 8.1 to the Company no later than ninety (90) days following the occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason, (ii) providing the Company a period of thirty (30) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason and (iii) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, in each case, without Executive’s consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities as indicated herein, (ii) a material diminution in Executive’s Base Salary or Target Bonus Amount, (iii) a requirement that Executive relocate Executive’s principal place of employment to a location more than twenty-five (25) miles from Executive’s then-current principal place of employment immediately prior to such relocation, (iv) a material breach by the Company of this Agreement or any other written agreement between Executive and the Company; or (v) the Company’s failure to obtain a written assumption of this Agreement by the Acquiror prior to the closing date of a Change in Control, unless Executive has entered into a new offer letter or employment agreement with the Acquiror.

(c)            In the event Executive resigns from Executive’s employment for Good Reason, then subject to Executive’s compliance with the obligations in Section 6.2(c) above, Executive shall be eligible to receive the Severance Benefits as described in Section 6.2(b)(i)-(iii) and on the same terms and conditions set forth in Section 6.2(c) and Section 6.2(d) as if Executive had been terminated by the Company without Cause.

(d)            Any damages caused by Executive’s resignation for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.3(c) above in exchange for the Release is agreed to by the Parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4           Termination by Virtue of Death, or Disability of Executive.

(a)            In the event of Executive’s death while employed pursuant to this Agreement, Executive’s employment shall terminate on the date of his death, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)            Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive (i) is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation (as applicable), which lasts or, based on the written certification by two licensed physicians, is expected to last at least 180 days in the aggregate during any twelve (12) month period; or (ii) is determined to be totally disabled by the Social Security Administration or qualifies for disability payments under any long term disability insurance plan. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive or his legal representatives all Accrued Obligations.

(c)            In the event of a termination pursuant to this Section 6.4, then subject to compliance with the obligations in Section 6.2(c) above, Executive or his legal representatives shall be eligible to receive the Severance Pay as described in Section 6.2(b)(i), and on the same terms and conditions set forth in Section 6.2(c) and Section 6.2(d) as if Executive had been terminated by the Company without Cause; provided, however, that neither Executive nor his legal representatives shall be entitled to the benefits described in Section 6.2(b)(ii)-(iii).

6.5           Change in Control Benefits. In the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Cause (other than due to Executive’s death or Disability) or Executive resigns for Good Reason, in each case, during the period commencing three (3) months prior to and ending eighteen (18) months following the effective date of a Change in Control (the “Change in Control Period”), then Executive shall be entitled to the Accrued Obligations, the Severance Pay subject to the terms and conditions set forth in Section 6.2(b) through Section 6.2(e), and in the event that Executive’s outstanding equity as of the closing of such Change in Control is assumed or continued (in accordance with its terms) by the Acquiror in such Change in Control, then (a) the unvested portion of such equity (excluding any Performance Stock Units) shall become fully vested and exercisable (as applicable) as of the Termination Date, and (b) the unvested units subject to the award of Performance Stock Units described in Section 2.3(b) shall become Earned Units pursuant to the terms set forth in the applicable Award Agreement attached hereto as Exhibit A. For the sake of clarity, this provision should not be interpreted to conflict with the provision set forth in Section 2.3(a) above.

6.6           Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason and for a period of two years thereafter, Executive agrees to cooperate, subject to Executive’s reasonable availability and as reasonably necessary (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive’s employment with the Company with which Executive had material involvement, and (ii) all matters relating to the winding up of Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company (provided that if such assistance is required after the period that Executive is receiving Severance Pay and in excess of one (1) hour per month, the Company agrees that it shall also pay Executive a reasonable hourly fee); and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company relating directly to matters with which Executive had material involvement. The Company will reimburse Executive for any lost wages to the extent allowed under applicable law, reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

6.7           Tax Provisions.

(a)            It is intended that all of the Severance Benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b)            The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c)            No Severance Benefits will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) a “Separation from Service”). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(d)            If the Company determines that the Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 6.7, and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedule set forth in Section 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

7.             Mutual Arbitration.

7.1           Scope of Arbitration. In the event of any dispute, claim, or controversy that could otherwise be raised in court (“Claims”) between Executive and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans’ sponsors; fiduciaries; administrators; and all successors and assigns of any of them), the Parties jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court. The Claims subject to arbitration include all claims arising from or related to his employment or the termination of Executive’s employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance. Claims not covered by this arbitration provision are: claims for workers' compensation or unemployment benefits; petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; and claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law. Moreover, any Party may seek provisional relief from a court upon the ground that the award to which the Party may be entitled may be rendered ineffectual without provisional relief. All Claims subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court.

7.2           Arbitration Rules and Process. The arbitration (i) shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.jamsadr.com or by calling JAMS at (800) 352-5267; (ii) shall be heard before a retired State or Federal judge in the county containing the Company office in which Executive was last employed, unless the Parties agree otherwise; and (iii) must be initiated within the time period required under the applicable statute of limitations. Each Party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration. The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including the award of any remedy or relief on an individual basis. The arbitrator’s award shall be in writing, with factual findings, reasons given, and evidence cited to support the award. The arbitrator’s decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it or it may be corrected, modified, or vacated on any ground permitted by applicable law. The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and State arbitration statutes shall apply only to the extent they are not preempted. If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed and the remaining terms shall remain in full force and effect. The Company shall pay the cost of the arbitration, including the arbitrator’s fees. Each Party shall pay for its own attorneys’ fees, if any, except as otherwise required by law.

7.3           Advice of an Attorney. Executive acknowledges that the Company has advised Executive to consult with an attorney.

7.4           Voluntary Agreement. Executive represents that Executive has read this Agreement and understands and accepts each of its terms. Executive further represents that no representations, promises, agreements, stipulations, or statements have been made by the Company Group, beyond those contained herein. Executive further represents that Executive voluntarily signs this Agreement as Executive’s own free act, and that Executive is not acting under any coercion or duress.

8.             General Provisions.

8.1           Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day (provided that the recipient is required to acknowledge receipt, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the Company at its primary office location (attention of the Company’s Chief Financial Officer) and to Executive at Executive’s address as listed on the Company’s payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

8.2           Severability. Whenever possible each provision of this Agreement will be interpreted so as to be fully effective and valid under applicable law. In the event that any provision of this Agreement is determined to be unenforceable in any respect as written, such provision of this Agreement is determined to be unenforceable in any respect as written, such provision will be deemed to have been automatically modified to the minimum extent necessary to make it enforceable and the provision will be enforced as so modified. If notwithstanding the preceding sentence, any provision contained in this Agreement is determined to be void or unenforceable in whole or in part or as so modified, it will not be deemed to affect or impair the validity of any other provision contained in this Agreement

8.3           Waiver and Amendment. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Executive and by the Chief Financial Officer of the Company, which amendment explicitly states the intent of both parties hereto to supplement the terms herein. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver shall be effective unless set forth in writing and signed by the party against whom such waiver is asserted. If the party against whom such waiver is asserted is the Company, no waiver shall be effective unless signed by the Chief Financial Officer of the Company.

8.4           Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.5           Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by the parties, written or oral, which may relate to the subject matter hereof, except for the Proprietary Information Agreement and the Indemnification Agreement.

8.6           Choice of Law. EXCEPT FOR THE FEDERAL ARBITRATION ACT, WHICH SHALL APPLY TO SECTION 7, the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

8.7           Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

8.8           Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any member of the Company Group or any successor. Any such successor will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company Group entity that employs Executive. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon death.

8.9           Legal Fees. The Company shall pay or reimburse Executive for any and all reasonable attorneys’ fees and related costs paid in connection with this Agreement up to a maximum of $25,000.

8.10         Withholding. All amounts payable hereunder shall be subject to applicable tax withholding.

8.11         Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Electronic signatures and signatures transmitted by PDF shall be equivalent to original signatures.

[Signature Page to Follow]

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Palomar Holdings, Inc.

By:	/s/ Angela Grant
Name: Angela Grant
Title: Chief Legal Officer

Executive:

/s/ McDonal Armstrong
Name: McDonald Armstrong

[Signature Page to Executive Employment Agreement]

Exhibit A

Award Agreements

Exhibit A

Exhibit B

Form of Release

Exhibit B